Exhibit (d)(4)

Aurora Capital Partners Management VI L.P.
11611 San Vicente Blvd, Suite 800
Los Angeles, California 90049

June 18, 2022

Sharps Compliance Corp.
9220 Kirby Dr., Suite 500
Houston, TX 77054

Ladies and Gentlemen:

Aurora Capital Partners Management VI L.P. (“Aurora”) has submitted a proposal to acquire Sharps Compliance Corp. (the “Company” and such acquisition, the “Transaction”).  In consideration of the good faith efforts of the parties to negotiate and execute a definitive merger agreement between Aurora (or its affiliate) and the Company with respect to the Transaction, and the mutual covenants and agreements herein contained, and intending to be bound legally hereby, the parties agree as follows:

Until the Termination Date (as defined below), the Company will not, and will cause each of its affiliates and its and their respective directors, officers, employees, members, managers, agents, advisors and representatives’ (collectively, “Representatives”) not to, directly or indirectly, (a) solicit or encourage any inquiries, discussions or proposals regarding; (b) continue, propose or enter into negotiations or discussions with respect to; (c) provide non-public information relating to or in connection with; or (d) authorize, recommend, propose or enter into any confidentiality agreement, term sheet, letter of intent, merger agreement or other agreement, arrangement or understanding regarding: in each case, an acquisition of all or part of, an investment in, or a business combination or consolidation or the formation of a partnership or joint venture or management arrangement with, or the issuance of equity securities of, the Company (each, a “Competing Transaction”), in each case other than involving only Aurora or any of its affiliates.  The Company will, and will cause its Representatives, to immediately terminate any negotiations or discussions regarding any Competing Transaction.  Notwithstanding the foregoing, the Company and its Representatives shall be permitted to notify persons to the effect that the Company is under an exclusivity agreement with respect to a proposed transaction (without divulging the name of Aurora or any of its affiliates) and is not able to commence or continue negotiations with such person unless and until the agreement with respect to exclusivity (as well as any successor agreements with respect to exclusivity) has been terminated.

This letter agreement will terminate on the earlier to occur of (a) 11:59 pm Pacific Time on the date that is fifteen (15) days from the date of countersignature by the Company, and (b) the execution of a definitive merger agreement between Aurora (or its affiliate) and the Company with respect to the Transaction (such date, the “Termination Date”).  Notwithstanding the foregoing, a termination of this letter agreement will not extinguish a party’s liability for breaches of this letter agreement that occurred prior to the Termination Date.

This letter agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without reference to its conflicts of law principles.  This letter agreement may be executed in counterparts in fax or .pdf, which together shall constitute one instrument.  Because money damages would be an insufficient remedy for breach of this letter agreement, in the event a party breaches or threatens to breach this letter agreement, the other party will be entitled to seek specific performance in addition to all other available remedies.

Each party agrees that none of the parties hereto has any legal obligation with respect to the matters addressed herein except for the matters specifically agreed to herein.  Unless and until a definitive merger agreement for a transaction is executed and delivered, none of the parties hereto or any of their respective affiliates is under any obligation, express or implied, to propose or complete any transaction, including the Transaction, and any such party may at any time and for any reason or no reason determine not to proceed with further consideration of any transaction, including the Transaction.

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If this letter sets forth the understanding and agreement of the parties, please so indicate by signing a copy of this letter and returning it to the attention of the undersigned.

Sincerely,

Aurora Capital Partners Management VI L.P.

		By:	/s/ Andrew Wilson
		Name:	Andrew Wilson
		Title:	Partner

ACCEPTED AND AGREED:

Sharps Compliance Corp.

By:	/s/ Sharon R. Gabrielson
Name:	Sharon Gabrielson
Title:	Chairman, Board of Directors

Date:	6-18-22